Exhibit 99.1

FOR IMMEDIATE RELEASE

WellDog and Big Cat Energy sign distribution agreement
WellDog to bring Big Cat’s water-free CBM production technology to worldwide markets

Laramie and Upton, Wyoming (19 April 2011) — WellDog and Big Cat Energy (OTCBB: BCTE) announced today that they have signed an agreement under which WellDog will distribute Big Cat’s coalbed methane fluid management business line outside of the United States.

“WellDog is a technical leader in the industry and has spent enormous effort building relationships with CBM producers around the world,” said Tim Barritt, president and CEO of Big Cat.  “We’re pleased to see that our business line will enjoy the benefit of those efforts.”

The distribution agreement covers business lines based on Big Cat’s downhole water/gas separation and re-injection technology, called the Aquifer Recharge Injection Device (ARID).  The ARID was developed in response to produced water challenges that occurred during initial development of coalbed methane in the Powder River basin of Wyoming.  While the technology was not available during the initial phases of development, it is now increasingly being adopted by operators in that basin.

“We’re excited to be able to offer Big Cat’s technical solution that completely avoids surface water production for most CBM wells,” said John M. Pope, Ph.D., president and CEO of WellDog, and past member of the governor-appointed CBM Water Use Task Force.  “Water production was the primary challenge in the Powder River basin.  As the many emerging CBM developments around the world move to production phase, water management will become their primary challenge, too.”

WellDog is launching their “WaterFree CSG” and “WaterFree Drainage” business lines for coalbed methane and coal mining customers, respectively, based on the ARID technology.

About Big Cat Energy Corporation

Big Cat Energy Corporation works with Coal Bed Methane (“CBM”) Well operators to assist them in implementing the most cost effective, yet most environmentally friendly, method for handling produced water. Big Cat Energy Corporation’s ARID Aquifer Recharge Injection System and Service allows CBM operators to save money by re-injecting the water produced from their CBM gas wells, eliminating surface discharge, and retaining usable water for the landowners future needs.

For sales information contact Jim Farnsworth or Tim Barritt at 307-468-9369 or email sales@bigcatenergy.com, or visit our web site at http://www.bigcatenergy.com

Investor Relations
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About WellDog

WellDog (trade name of Gas Sensing Technology Corp.) is a privately held company that WellDog applies a diverse set of innovative technologies to address the numerous critical needs of unconventional oil and gas and alternative energy industries in a high volume, low cost manner. Its flagship gas testing technical service has identified more than $600 million worth of natural gas in hundreds of coals around the world, while enabling resource producers to preserve more than a billion gallons of water.  The company has offices in Laramie, Wyoming and Brisbane, Queensland.  More information is available at www.welldog.com.  CONTACT:  media@welldog.com

Forward-Looking Statements

Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the Company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the Company's annual reports filed with the Securities and Exchange Commission.